UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

SEC FILE NUMBER

                              0-2844 (Blue Ridge)

                              0-2843 (Big Boulder)

CUSIP NUMBER

                              096005103 (Blue Ridge)

                              096005202 (Big Boulder)

(Check one):

(X)Form 10-K ( )Form 20-F ( )Form 11-K ( )Form 10-Q

( )Form N-SAR ( )Form N-CSR

For Period Ended:  October 31, 2003

( )Transition Report on Form 10-K

( )Transition Report on Form 20-F

( )Transition Report on Form 11-K

( )Transition Report on Form 10-Q

( )Transition Report on Form N-SAR

( )For the Transition Period Ended: _______________________________________________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I — REGISTRANT INFORMATION

Blue Ridge Real Estate Company      Big Boulder Corporation

Full Name of Registrant

Former Name if Applicable

Route 940 and Moseywood Road

Address of Principal Executive Office (Street and Number)

Blakeslee, PA   18610

City, State and Zip Code

PART II — RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

(Check box if appropriate)

   | (a) The reason described in reasonable detail in Part III of

   |     this form could not be eliminated without unreasonable

   |     effort or expense

   | (b) The subject annual report, semi-annual report, transition

   |     report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or

   |     Form N-CSR, or portion thereof, will be filed on or before

(X)|     the fifteenth calendar day following the prescribed due

   |     date; or the subject quarterly report or transition report

   |     on Form 10-Q, or portion thereof, will be filed on or

   |     before the fifth calendar day following the prescribed due

   |     date; and

   | (c) The accountant’s statement or other exhibit required by

   |     Rule 12b-25(c) has been attached if applicable.

PART III — NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The registrant has prepared its financial statements for the Fiscal year ended October 31, 2003, and is in the process of providing documentation to its auditors so they can complete their review.  The company intends to file the prescribed report within the allowed extension period.

OMB APPROVAL

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PART IV — OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Cynthia A. Barron, Controller     (570)             443-8433

          (Name)               (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s).

( X )Yes     (  ) No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof ?

(  )Yes     ( X ) No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                     BLUE RIDGE REAL ESTATE COMPANY

                       BIG BOULDER CORPORATION

           (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE RIDGE REAL ESTATE COMPANY

BIG BOULDER CORPORATION

By:  /s/ Eldon D. Dietterick

    Eldon D. Dietterick

    Executive Vice-President/Treasurer

    Dated:   1-29-04